 [LOGO]  THE SCOTTISH OFFICE
--------------------------------------------------------------------------------
         Education and Industry Department


                                                  Investment Assistance Division
                                                  Meridian Court
                                                  5 Cadogan Street
                                                  Glasgow G2 6AT


                                                  Telephone 0141-242 5619
                                                  Fax 0141-242 5691

Mr M Moshayedi
Chief Executive Officer
Simple Technology Europe
3001 Daimler Street
Santa Ana
CALIFORNIA                                        Our ref: 0062/R/1
CA92705
USA                                               Date: 9 December 1996



Dear Mr Moshayedi

1. I am pleased to tell you that the Secretary of State for Scotland ("the Secretary of State") is prepared to pay Simple Technology (Company No 166801) ("the Company") a grant not exceeding L1,700,000 under Section 7 of the Industrial Development Act 1982 to aid the project described in paragraph 2 ("the Project") subject to the terms and conditions set out in this letter and Schedules.

THE PROJECT

2. The Project is to establish a European headquarters for the design and manufacture of computer enhancements products including SIMMS, fax/modems, removable hard drives, etc at 12 Redwood Crescent, Peel Park, East Kilbride, G74 5PA ("the Premises") as described in the Company's application for assistance dated 12 January 1996 as supplemented or varied by subsequent correspondence and discussions with the Department. A summary of the estimated capital expenditure on fixed assets for the Project is attached to this letter as Schedule 2. The number of jobs at the Premises before the Project was nil. The Project is expected to create 360 new permanent full-time jobs to be carried out by persons directly employed by the Company ("the Job Target") at the Premises. "Permanent full-time jobs" are referred to in this letter as "jobs". A "full-time job" is one where the basic period for which the employee is employed is 30 or more hours per week. Two part-time employees each employed for a basic period of 15 or more hours per week count as one full-time job. Jobs created by virtue of the Project but not created by the Company, and self-employed, sub-contracted or temporary jobs associated with the Project, whether at the Premises or elsewhere, do not count towards the Job Target.

                                       1.

3.       PRECONDITIONS

This offer of grant is conditional upon the Company satisfying the Secretary of State that:

         (a) The Company has entered into a minimum 10 year lease for the Premises at an annual rental of not less than L236,000;

         (b) The audited accounts for Simple Technology Incorporated for the year to 31 December 1995 are consistent with the information provided in support of the Company's application for Regional Selective Assistance; and

         (c) A parental guarantee has been provided in line with the recommended form of words supplied with this Offer Letter.

4.       THE GRANT AND WHEN TO CLAIM

(1)      The grant will be payable in instalments as set out below:


                            Due Date                                            Payment
                            --------                                            -------
First Payment -             When the Company has defrayed (as defined           L250,000
First Tranche               below) L700,000 on the fixed assets for the
                            Project as specified in Schedule 2 and has
                            created at least 55 jobs as a result of
                            the Project.

Second Tranche              When the Company has so defrayed a total of         L500,000
                            L1,800,000 on such fixed assets and has
                            created at least 97 jobs as a result of the
                            Project and at least one year has elapsed
                            since the date of the First Payment.

Second Payment              When the Company has so defrayed a total of         L350,000
                            L2,000,000 on such fixed assets and has
                            created at least 171 jobs as a result of the
                            Project and at least one year has elapsed
                            since the date of the First Payment, second
                            tranche.

Third Payment               When the Company has so defrayed a total of         L350,000
                            L3,000,000 on such fixed assets for the
                            Project and has created at least 230 jobs as
                            a result of the Project and at least 2 years
                            have elapsed since the date of the First
                            Payment, second tranche.


                                       2.

Fourth Payment               When the Company has so defrayed a total of        L250,000
                             L3,600,000 on such fixed assets for the
                             Project and the Job Target of at least 360
                             jobs as a result of the Project has been met
                             and the resulting production/output at the
                             Premises is to the satisfaction of the
                             Secretary of State, and at least 3 years
                             have elapsed since the date of the First
                             Payment, second tranche.


(2) In this letter and in the schedules, 'defrayed' means discharged by payment or otherwise settled by the Company. All references to expenditures are net of input Value Added Tax.

(3) The Secretary of State may reduce the final payment of grant if the total amount defrayed by the Company on fixed assets for the Project is less than the estimated total in Schedule 2.

DATE BY WHICH THE FIRST INSTALMENT OF GRANT MUST BE CLAIMED

5. The Company should inform the Secretary of State if at any time its timetable for the Project is subject to significant change. The Secretary of State reserves the right to withdraw this offer on the expiration of a period of 2 years from the date on which it is first accepted by the Company unless, within that period, the Company has submitted a claim and all necessary documentation, for the first payment of grant.

6.       HOW TO CLAIM

For each instalment of grant, a claim must be made in writing to this Office. Claims should be made by completion of a claim form which must be signed by a Director or authorised signatory for the company. For guidance a claim form is enclosed with this letter. Part 1 of Schedule 1 of this letter sets out the information which must be included with each claim.

7.       LAST DATE FOR RECEIPT OF CLAIMS

All claims together with the information set out in Schedule 1 must be received by the Secretary of State on or before 30 June 2001. The Secretary of State shall be under no obligation to make any payment in respect of claims received by him after that date.

8.       EXPENDITURE ELIGIBLE FOR REGIONAL SELECTIVE ASSISTANCE

The Secretary of State shall be entitled to withhold and/or require repayment of part or all of the grant under this letter if any commitment or expenditure has been incurred or defrayed on the Project before 16 February 1996 which has not been disclosed by the Company to the Secretary of State before the date of this letter so that they can be taken into account in making this offer. Expenditure is 'incurred' when the Company has entered a commitment to discharge by payment or otherwise settle that amount.


                                        3.

9.       WITHHOLDING AND REPAYMENT OF GRANT

(1) The Secretary of State shall be entitled to withhold any or all of the payments and/or to require part or all of the grant already paid to be repaid if

         (a)      in his opinion:

                  (i) there is unsatisfactory progress towards completion of the Project; or

                  (ii) there is unsatisfactory progress towards meeting the Job Target; or

                  (iii)    the future of the Project is in jeopardy; or

                  (iv) before completion of the Project there is a substantial change in the nature or scale of the Project;

         (b) within the period beginning on the date of this letter and ending 3 years after the date of the final payment of grant any of the following events occur:

                  (i) the Premises cease for a period of more than 6 months to be used by the Company for the purposes of the Project as specified in paragraph 2, or the Company sells or leases the whole or part of the Premises;

                  (ii) an asset provided for the Project ceases to be used at the Premises by the Company for the purposes of the Project for more than 6 months or is sold or otherwise disposed of (other than by way of charge or mortgage) or in the case of leased assets there is an assignment, premature termination, or material variation in the terms of the lease;

                  (iii) the Company ceases to be a subsidiary of any company of which it is a subsidiary at the date of this letter or the Company becomes a subsidiary of any company of which it is not a subsidiary at the date of this letter. The word 'subsidiary' shall be interpreted in accordance with the definition in
                           Section 736 of the Companies Act 1985 as substituted by Section 144(l) of the Companies Act 1989;

                  (iv) the Company is the subject of a proposal for a voluntary arrangement or has a petition for an Administration Order or a petition for a Winding-up Order brought against it or passes a resolution for a Winding-up or makes any composition, arrangement, conveyance or assignment for the benefit of its creditors or purports to do so, or a receiver or any other person is appointed in respect of its undertaking or of any or all of its property, or does or suffers any act substantially equivalent to any of the foregoing;

                  (v) the Company fails to comply with any condition of this letter;


                                       4.

         (c) the Company fails to maintain the number of new jobs created by the project at the level of the Job Target throughout the period of 18 months beginning on the date of the final payment of grant.

(2) The Company must notify the Secretary of State within 3 months of any of the events listed at (a)(iii) to (c) above occurring.

(3) The Secretary of State shall also be entitled to withhold and/or require repayment of part or all of the grant under this letter if any information provided in the application for grant or in a claim for payment or in subsequent or supporting correspondence is found to be incorrect or incomplete or if any statement made in the said application subsequently becomes untrue, in every case to an extent which the Secretary of State considers to be material.

10.      OTHER FINANCIAL ASSISTANCE FOR THE PROJECT

The Secretary of State shall be entitled to withhold and/or require repayment of part or all of the grant under this letter if any financial assistance towards the Project has been received or is, in the opinion of the Secretary of State, likely to be received from any public authority in addition to any assistance the availability and amount of which have been disclosed by the Company to the Secretary of State before the date of this letter and the availability and amount of which have been taken into account in making this offer.

'Public authority' includes any of the European Communities or their institutions, any Government Department or local authority, or any body wholly or partly supported by public funds or charitable contributions.

11.      Notwithstanding paragraph 9, the Secretary of State may:

         (a) withhold payment of grant and/or reclaim any grant paid to the extent necessary to ensure that any assistance given under this offer letter taken together with any other assistance which, in the opinion of the Secretary of State, has been or is likely to be received towards the Project is within the aid limits laid down by the European Communities;

         (b) withhold or reclaim grant if required to do so by a decision of the Commission of the European Communities.

12.      EUROPEAN COMMUNITY

The Secretary of State reserves the right to provide the European Commission with information about this offer. The Secretary of State may apply for a contribution from the. European Regional Development Fund towards the grant offered by this letter; if he does so the Company must provide such further information as the Secretary of State or the European Commission may require in connection with such application.


                                       5.

13.      LEASING

(1) The Secretary of State may vary the amount of the grant and the payment terms if the Company (other than as disclosed in the submissions referred to in paragraph 2) leases or acquires under hire purchase or extended credit arrangements any of the fixed assets to be provided for the Project as specified in Schedule 2.

(2) If any of the fixed assets to be provided for the Project are provided under a lease which is made by a leasing company to the Company, and which is in a form which has been previously approved in writing by the Secretary of State for the purposes of this letter, and which is in accordance with all the conditions under which such approval is given, then for the purposes of this letter the capital cost to the leasing company of that equipment shall be treated as having been defrayed (as defined in paragraph 4) by the Company on the date on which the relevant lease is signed.

(3) Notwithstanding sub-paragraph (2), no payment in respect of any instalment of grant shall be made which would result in the total payments then made under this letter exceeding the aggregate of:

         (a) the amounts then defrayed by the Company on eligible costs for the Project which are not the subject of leasing or hire purchase agreements; and

         (b) the actual amounts then paid by the Company in respect of deposits and/or instalments on assets for the Project which are the subject of leasing or hire purchase agreements.

14.      PUBLICITY

The Secretary of State shall have the right to publish the amount of grant offered together with the name of the Company and a brief description of the Project. Such information is normally published in the first quarter after the first payment of grant is made.

15.      MONITORING OF THE PROJECT

The Secretary of State or his representative shall have the right at any time and from time to time to inspect the Project and to require such further information as he or they think fit.

16. At 18 months and 36 months following the final payment of grant and at such other times within the said 36 months as the Secretary of State may require, the Company shall provide to the Secretary of State a written report as specified in Schedule 1, Part II of this letter. The contents of the Company's report provided at 18 months and 36 months after the final payment of grant shall be confirmed by a report by an independent accountant. At his discretion, the Secretary of State may also require a report from an independent accountant confirming the contents of any other Company report.


                                       6.

17.      AMENDMENTS TO THIS LETTER

No amendment or variation to the terms of this offer letter shall be effective unless it is agreed in writing on behalf of the Secretary of State.

18.      HOW TO ACCEPT

This offer remains open for acceptance until 28 February, 1997. This offer can only be accepted by a Director of the Company signing the acceptance at the foot of the duplicate copy on behalf of the Company and returning the complete document to the undersigned. If you wish to raise any points in connection with this letter please contact me.

19.      Please acknowledge receipt of this letter.

Yours sincerely

/s/ Fred G Haw

FRED G HAW
Senior Monitoring Officer
The Scottish Office Education and Industry Department


Simple Technology Europe accepts the offer on the terms set out above and in the accompanying Schedules.

Date:   1/14/97                       Signed: /s/ Manouch Moshayedi
                                      Print Name in Full:

                                      Manouch Moshayedi



                                      Director
                                      for and on behalf of:
                                      Simple Technology, Inc.


                                       7.

                                   Schedule 1

                                     PART I

HOW TO CLAIM INSTALMENTS OF REGIONAL SELECTIVE ASSISTANCE

1. Claims for each instalment of grant must be made in writing to this office. Claims should be made by completion of a claim form. For guidance, a claim form is attached.

2.       With each claim for payment the applicant must include:

         (a) the latest audited accounts of the Company [and the Parent Company]. If these accounts cover a period ending more than 9 months before the date of the claim, unaudited or management accounts for a later period should also be submitted;

         (b) A report by an independent accountant ("the Accountant"). The qualifications which the Accountant must have and the form of the report are set out in Part III of Schedule 1.


                                     PART II

THE COMPANY'S REPORT

The Company's reports under paragraph 15 of the offer letter must cover the following (as appropriate):

         (a) progress on the construction and adaptation of buildings and the installation of plant and machinery;

         (b) whether there has been (or is likely to be) any change in the nature, scale or timing of the Project;

         (c) whether there has been any change (or any change is likely to occur) in the ownership of or beneficial interests in the assets listed in Schedule 2.

         (d) the total number of jobs at the Premises and the number of new jobs created as a result of the Project;

         (e) details of any other financial assistance received by the Company towards the Project other than Regional Development Grant or grant the availability of which was disclosed to the Secretary of State before the date of the offer letter.


                                       1.

                                    PART III

THE ACCOUNTANT'S REPORT

The Accountant's report shall be in the following form (amended as appropriate);

"Date

I/We have examined the enclosed claim submitted by [name] ("the Company").

I/We have also examined the records of the Company as necessary and have obtained such explanations and carried out such tests as I/We consider necessary.

I/We report that in my/our opinion subject to any reservations set out in my/our accompanying letter [date]

         (i) The claim for payment is in accordance with the Secretary of State for Scotland's offer letter dated (date] including the schedules thereto;

         (ii) the Company had during the period from [date] to [date] defrayed (as defined in paragraph 4 of the offer letter) expenditure of L[amount] on fixed assets for the Project in accordance with the offer letter; this total excludes input Value Added Tax;

         (iii) the Company had during the period from [date] to [date] created [number] permanent full time jobs and created [number] part time jobs at the Premises as a result of the Project in accordance with the offer letter;

         (iv) the Company has maintained adequate records to enable me/us to report on this claim for payment of grant.

Name for enquiries:


THE INDEPENDENT ACCOUNTANT'S QUALIFICATIONS

(a)      (i)      All reports on grant claims from companies

         and

         (ii) reports on grant claims from businesses that are not incorporated under the Companies Acts and where the total of the grant offer is over L25,000 must be made by an independent accountant eligible under the terms of Section 25 of the Companies Act 1989 for appointment as a company auditor. A person eligible under Section 34(1) of the Companies Act 1989 for appointment as auditor of an unquoted company (as defined in that Section) may only report on grant claims made by such a company or from businesses that are not incorporated under the Companies Acts.


                                       2.

(b) Reports on grant claims from businesses that are not incorporated under the Companies Act and where the total grant offer is not more than L25,000 may be made by (i) those qualified as defined in (a) above; or by (ii) members of the following specified accountancy bodies:-

         The Institute of Chartered Accountants in England and Wales The Institute of Chartered Accountants of Scotland
         The Institute of Chartered Accountants of Ireland
         The Chartered Association of Certified Accountants
         The Chartered Institute of Management Accountants
         The Institute of Company Accountants
         The Association of International Accountants
         The Chartered Institute of Public Finance and Accountancy

In every case the accountant must be independent of the business claiming grant.


                                       3.

                                   SCHEDULE 2

Summary of estimated project capital expenditure (deducting input Value Added Tax.)

SIMPLE TECHNOLOGY EUROPE


                                                             Year End December 31
                                                             --------------------
                               Total           1996           1997           1998           1999          2000
                               -----           ----           ----           ----           ----          ----
                               L'000          L'000          L'000          L'000          L'000         L'000
Manufacture Equipment          1,400            400            200            200            400           200
Testing Equipment              1,220            120            500            200            200           200
Office Equipment                 980            230            150            200            200           200

                               -----           ----           ----           ----           ----          ----

                               3,600            750            850            600            800           600
                               -----           ----           ----           ----           ----          ----
                               -----           ----           ----           ----           ----          ----



                                       4.

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[LOGO]   SCOTTISH EXECUTIVE
         -----------------------------------------------------------------------
Enterprise & Lifelong Learning Department       Investment Assistance Division
                                                Meridian Court
                                                5 Cadogan Street
                                                Glasgow G2 6AT
Manouch Moshayedi
Simple Technology Inc.                          Telephone: 0141-242 5437
3001 Daimler Street                             Fax: 0141-242 5691
Santa Ana
California
CA 92705                                        Our ref: R62/1
USA                                             Date: 1 December 1999

Dear Mr Moshayedi

REPAYMENT OF REGIONAL SELECTIVE ASSISTANCE

I now enclose for your attention the finalised agreement concerning the above. The agreement should be signed by an Executive Director of Simple Technology Inc. The signing of the document should also be witnessed and signed by the witness. Details of the witness should be provided as follows: name, address and occupation.

Once you have signed and witnessed the agreement please return it to me for signature and I in turn will send a copy of the final document to you.

I am pleased that we have been able to resolve this matter amicably.

Yours sincerely

/s/ Gerry Rooney

GERRY ROONEY
Head of Monitoring

AGREEMENT WITH SIMPLE TECHNOLOGY INC

It has been agreed between the Scottish Ministers as representing the Department for Enterprise and Lifelong Learning and Manouch Moshayedi as representing Simple Technology Inc that:-

         1. Simple Technology Inc will repay to the Investment Assistance Division of the Enterprise and Lifelong Learning Department the sum of L62,500. The said sum will be repaid in 2 equal instalments. The first instalment to be repaid on receipt of the Department's invoice dated
         3 November 1999 and the second to be made 3 calendar months after the date of the first instalment invoice.

         2. Said Agreement is conditional that 12 staff remain employed at a level which is satisfactory to the Scottish Ministers at 1 Young Place, Kelvin Industrial Estate, East Kilbride, G75 0TD in Sales and Marketing until 31 December 2001. Should Simple Technology Inc fail to maintain this level of staffing at 1 Young Place, Kelvin Industrial Estate, East Kilbride, G75 0TD the Scottish Ministers reserve the right to seek full recovery of the sums paid by way of Regional Selective Assistance.

         3. Said Agreement is conditional upon the production of the fully audited and signed accounts of Simple Technology Europe and Simple Technology Limited for the year ended 31 December 1998.